News Release

LANDAUER

LANDAUER, INC. Reports

Fiscal 2015 THIRD QUARTER RESULTS

For Further Information Contact:

Michael DeGraff

Sard Verbinnen & Co

Phone: 312.895.4734

Email: mdegraff@sardverb.com

GLENWOOD, Ill. —  August 10, 2015 — Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, today reported financial results for its fiscal 2015 third quarter ended June 30, 2015.

Fiscal 2015 Third Quarter Highlights

•	Revenue of $35.5 million, a 1.1% decrease compared to the year-ago period
o	Domestic Radiation Measurement revenues grew 1.5% year-over-year
o	Medical Physics revenues grew 8.5% year-over-year
o	Unfavorable impact due to foreign currency rates reduced revenues by $1.5 million. Excluding the impact of foreign currency exchange rates, revenues increased 3.1%.
•	Operating income of $5.1 million, compared to an operating loss of $59.6 million in the prior year period
o	Adjusted operating income increased $1.0 million compared to the third quarter of fiscal 2014
o	Professional fees reduced operating income by $0.5 million year-over-year
•	Net income of $4.1 million, compared to a net loss of $36.3 million in the prior year period
o	Adjusted net income of $4.5 million was up $2.4 million compared to the third quarter of fiscal 2014
•	Adjusted EBITDA of $9.2 million, an increase of 8.7% year-over-year

Mike Leatherman, President and Chief Executive Officer of Landauer stated, “While we continue to experience the negative impact of unfavorable foreign currency rates, our underlying results demonstrate the strength of our position as the leading provider of enterprise-wide solutions for our customers. At the same time, we are particularly encouraged by the 8.5% growth in revenues in our Medical Physics segment.”

Leatherman continued, “We continue to make progress on our growth initiatives, including our next generation digital dosimeter platform, Verifii™ and are well positioned to meet the emerging needs for a broader radiation management solution. We are seeing strong demand for our solutions following the Joint Commission’s new Diagnostic Imaging requirements that became effective for hospitals and ambulatory care centers on July 1 and believe this trend will continue to drive further growth opportunities and long-term value for shareholders.”

Third Fiscal Quarter Financial Overview

Revenues for the third fiscal quarter of 2015 were $35.5 million, a 1.1% decrease compared to revenues of $35.9 million for the third fiscal quarter of 2014. Radiation Measurement revenues for the third fiscal quarter of 2015 were $24.1 million, a 4.7% decrease compared to $25.3 million for the third fiscal quarter of 2014. The decrease in revenues was primarily due to the unfavorable impact of changes in foreign currency exchange rates of $1.5 million, partially offset by an increase in domestic revenues of $0.3 million. Medical Physics revenues increased $0.7 million, due to increased imaging services. Medical Products revenues were flat.

Operating income for the third fiscal quarter of 2015 was $5.1 million, compared with an operating loss of $59.6 million for the third fiscal quarter of 2014. The increase in operating income was driven by the $62.2 million goodwill and other intangible assets impairment charge, and $1.6 million in reorganization expenses recorded during the third fiscal quarter of 2014 that were not present in the third fiscal quarter of 2015. Adjusted operating income increased $1.0 million due to our lean initiatives and continued focus on higher margin, recurring revenues.

Fiscal Nine Months Financial Overview

Revenues for the first nine months of fiscal 2015 were $111.2 million, a 1.7% decrease compared to revenues of $113.1 million for the first nine months of fiscal 2014. Revenues in the Radiation Measurement segment decreased $4.3 million due to an unfavorable foreign currency impact of $3.7 million and a decrease in product sales in Europe of $1.0 million. Revenues in the Medical Physics segment increased $2.1 million, primarily driven by increased imaging services of $1.6 million. Revenues in the Medical Products segment increased $0.4 million primarily due to the full-period impact of a modest acquisition in December 2013.

Operating income for the first nine months of fiscal 2015 was $16.9 million, compared to an operating loss of $47.3 million for the first nine months of fiscal 2014. The increase in operating income was due to the goodwill and other intangible assets impairment charge recorded in the prior year that was not present in the first nine months of fiscal 2015. Adjusted operating income margins increased to 15.2% in the first nine months of fiscal 2015 from 14.7% in the first nine months of fiscal 2014.

Fiscal 2015 Outlook

As communicated in Landauer’s second quarter earnings announcement, the Company continues to expect unfavorable foreign currency rates will negatively impact full-year results for fiscal year 2015. Specifically, the adverse impact of foreign currency year-over-year is expected to result in a reduction in revenue of approximately $6.0 million, a reduction of Adjusted Net Income of approximately $0.8 million and a reduction of Adjusted EBITDA of approximately $2.8 million. Accordingly, Landauer is revising its full-year 2015 guidance as follows:

	Prior Guidance	Revised Guidance
Revenue	$153 - $163 Million	$150 - $153 Million
Adjusted Net Income	$16 - $19 Million	$17 - $19 Million
Adjusted EBITDA	$41 - $46 Million	$38 - $41 Million

Use of Non-GAAP Financial Measures

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or Adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA represents net income with adjustments for net financing costs, depreciation and amortization, provision for income taxes, stock compensation expense, goodwill and other intangible assets impairments, and acquisition, reorganization and nonrecurring costs. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

In addition, the Company’s management used Adjusted Operating Income and Adjusted Net Income as measures of earnings to eliminate the effects of certain non-cash and nonrecurring items of the Company and Adjusted Free Cash Flow as a measure of liquidity to eliminate the effects of certain acquisition and reorganization costs. Adjusted Operating Income represents operating income with adjustments for goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs. Adjusted Net Income represents net income with tax-effected adjustments for stock compensation expense, goodwill and other intangible assets impairments and acquisition, reorganization and nonrecurring costs. Adjusted Free Cash Flow represents net cash provided by operating activities with adjustments for capital expenditures and acquisition, reorganization and nonrecurring costs.

However, Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Free Cash Flow are not recognized measurements under GAAP and should not be considered as an alternative to the most directly comparable measures presented in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included within this news release.

Conference Call Details

Landauer has scheduled its third quarter conference call for investors over the Internet on Tuesday, August 11, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To participate, callers should dial 866-866-1542 (within the United States and Canada), or 707-294-1539 (international callers), passcode 1110120, about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the Company’s website at http://www.landauer.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 855-859-2056 (within the United States and Canada), or 404-537-3406 (international callers), passcode 1110120, which will be available through Friday, September 11, 2015. The replay will also be available on Landauer’s website for 30 days following the call.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit their website at http://www.landauer.com.

Safe Harbor Statement

Some of the information shared here (including, in particular, the section titled “Fiscal 2015 Outlook”) constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company’s future performance; the Company’s development and introduction of new technologies in general; the ability to protect and utilize the Company’s intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence (OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company’s equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; changes in spending or reimbursement for medical products or services; the costs associated with the Company’s research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company’s IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company’s long-lived assets or business units relative to future cash flows; changes in pricing of services and products; changes in postal and delivery practices; the Company’s business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions, including instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the costs of obligations under the Company’s benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from what is anticipated today. These risks and uncertainties also may result in changes to the Company’s business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

Financial Tables Follow

Landauer, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in Thousands)	June 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$8,441	$6,761
Receivables, net of allowances of $1,456 at June 30, 2015 and $1,872 at September 30, 2014	29,392	34,707
Inventories	7,456	6,687
Prepaid expenses and other current assets	7,440	6,178
Total current assets	52,729	54,333

Net property, plant and equipment	46,700	46,757
Equity in joint ventures	23,315	23,835
Goodwill	40,850	43,218
Intangible assets, net of accumulated amortization of $38,177 at June 30, 2015 and $37,579 at September 30, 2014	13,181	14,077
Other assets	31,299	34,366
Total assets	$208,074	$216,586

Liabilities
Total current liabilities	$37,970	$44,728
Long-term debt	134,385	133,585
Other non-current liabilities	22,984	24,539
Total liabilities	195,339	202,852

Stockholders' equity
Landauer, Inc. stockholders' equity	11,558	12,254
Noncontrolling interest	1,177	1,480
Total stockholders' equity	12,735	13,734
Total Liabilities and Stockholders' Equity	$208,074	$216,586

Landauer, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
(Dollars in Thousands, Except per Share)	2015	2014 (As Restated)	2015	2014 (As Restated)
Total revenues	$35,467	$35,868	$111,153	$113,069
Cost and expenses:
Cost of sales	16,821	17,930	53,183	54,647
Selling, general and administrative	13,535	13,819	41,088	41,795
Goodwill and other intangible assets impairment charge	-	62,188	-	62,188
Acquisition, reorganization and nonrecurring costs	-	1,558	-	1,778
Total costs and expenses	30,356	95,495	94,271	160,408
Operating income (loss)	5,111	(59,627)	16,882	(47,339)
Equity in income of joint ventures	428	256	1,804	2,072
Other expense, net	(922)	(888)	(3,073)	(2,675)
Income (loss) before taxes	4,617	(60,259)	15,613	(47,942)
Income tax expense (benefit)	481	(24,225)	3,271	(20,413)
Net income (loss)	4,136	(36,034)	12,342	(27,529)
Less: Net income attributed to noncontrolling interest	81	301	363	471
Net income (loss) attributed to Landauer, Inc.	$4,055	$(36,335)	$11,979	$(28,000)

Net income (loss) per share attributable to Landauer, Inc. shareholders:
Basic	$0.42	$(3.83)	$1.26	$(2.96)
Weighted average basic shares outstanding	9,509	9,482	9,476	9,466

Diluted	$0.42	$(3.83)	$1.25	$(2.96)
Weighted average diluted shares outstanding	9,534	9,482	9,503	9,466

Landauer, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended June 30,
(Dollars in Thousands)	2015	2014 (As Restated)
Cash flows from operating activities:
Net income (loss)	$12,342	$(27,529)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,274	11,419
Goodwill and other intangible assets impairment charge	-	62,188
Equity in income of joint ventures	(1,804)	(2,072)
Dividends from joint ventures	1,144	1,340
Stock-based compensation and related net tax benefits	1,422	1,066
Current and long-term deferred taxes, net	769	(21,829)
Loss (gain) on sale, disposal and abandonment of fixed assets	142	(35)
Gain on investments	(159)	(505)
Changes in operating assets and liabilities	(1,419)	2,508
Net cash provided by operating activities	21,711	26,551

Net cash used by investing activities	(6,691)	(5,711)

Cash flows from financing activities:
Long-term borrowings, net	800	(4,500)
Dividends paid to stockholders	(13,237)	(15,771)
Other financing activities, net	(462)	(551)
Net cash used by financing activities	(12,899)	(20,822)

Effects of foreign currency translation	(441)	(52)
Net increase (decrease) in cash and cash equivalents	1,680	(34)
Opening balance - cash and cash equivalents	6,761	8,672
Ending balance - cash and cash equivalents	$8,441	$8,638

Non-GAAP Financial Measures

A reconciliation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Free Cash Flow (i.e., non-GAAP financial measures) to the most directly comparable GAAP measures is provided below:

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Adjusted EBITDA
Net income (loss) attributed to Landauer, Inc.	$4,055	$(36,335)	$11,979	$(28,000)
Add back:
Net financing costs	965	760	2,652	2,506
Depreciation and amortization	3,182	3,932	9,274	11,419
Provision for income taxes	481	(24,225)	3,271	(20,413)
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$8,683	$(55,868)	$27,176	$(34,488)
Adjustments:
Non-cash stock based compensation	550	616	1,423	1,079
Goodwill and other intangible assets impairment charge	-	62,188	-	62,188
Acquisition, reorganization and nonrecurring costs	-	1,558	-	1,778
Sub-total adjustments	550	64,362	1,423	65,045
Adjusted EBITDA	$9,233	$8,494	$28,599	$30,557

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Adjusted Operating Income
Operating income (loss)	$5,111	$(59,627)	$16,882	$(47,339)
Goodwill and other intangible assets impairment charge	-	62,188	-	62,188
Acquisition, reorganization and nonrecurring costs	-	1,558	-	1,778
Adjusted Operating Income	$5,111	$4,119	$16,882	$16,627

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Adjusted Net Income
Net income (loss) attributed to Landauer, Inc.	$4,055	$(36,335)	$11,979	$(28,000)
Sub-total adjustments	550	64,362	1,423	65,045
Income taxes on adjustments	(57)	(25,875)	(277)	(26,086)
Adjustments, net	493	38,487	1,146	38,959
Adjusted Net Income	$4,548	$2,152	$13,125	$10,959

	Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2015	2014 (As Restated)
Adjusted Free Cash Flow
Net cash provided by operating activities	$21,711	$26,551
Capital expenditures	(6,224)	(3,056)
Free Cash Flow	15,487	23,495
Acquisition, reorganization and nonrecurring costs	-	1,778
Adjusted Free Cash Flow	$15,487	$25,273

Segment Information

The following tables summarize financial information for each reportable segment for the three and nine months ended June 30:

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Revenues by segment:
Radiation Measurement	$24,143	$25,320	$77,880	$82,187
Medical Physics	8,926	8,175	25,971	23,943
Medical Products	2,398	2,373	7,302	6,939
Consolidated revenues	$35,467	$35,868	$111,153	$113,069

	Three Months Ended June 30,		Nine Months Ended June 30,
(Unaudited, Dollars in Thousands)	2015	2014 (As Restated)	2015	2014 (As Restated)
Operating income (loss) by segment:
Radiation Measurement	$7,604	$7,466	$26,402	$26,095
Medical Physics	1,143	435	2,082	1,467
Medical Products	375	(62,429)	953	(62,891)
Corporate	(4,011)	(5,099)	(12,555)	(12,010)
Consolidated operating income (loss)	$5,111	$(59,627)	$16,882	$(47,339)